EXHIBIT J

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated April 25, 2002, in this Pre-effective Amendment No. 1 to the Registration Statement for Private Asset Management Funds (SEC File Nos. 811-21049 and 333-84500) and to all references to our firm included in or made a part of this Amendment.



/s/McCurdy & Associates
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
April 25, 2002